News Announcement

INTEGRAMED TO HOST 2011 Q1 CONFERENCE CALL
THURSDAY, MAY 5th at 10:00 a.m. ET

PURCHASE, NY, April 18, 2011 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, announced today that it will host an investment conference call and webcast to review its financial results for the first quarter ended March 31, 2011 at 10:00 a.m. ET on Thursday, May 5, 2011.  IntegraMed will release its financial results before the stock market’s opening that day.

Jay Higham, President and Chief Executive Officer, and Tim Sheehan, Vice President and Interim Chief Financial Officer, will review the results and answer investor questions.  The call is open to all investors.

Live Webcast/Replay:	http://www.integramed.com (Investor Relations web page) or at www.earnings.com and archived for 30 days

Dial-in Numbers:	(866) 395-2657 or (706) 902-0717

Phone Replay:	(800) 642-1687 or (706) 645-9291; #60848192, through May 12

About IntegraMed America, Inc.
IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with a current focus on the fertility and vein care markets.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.

Attain Fertility Centers, an IntegraMed Specialty, is the nation’s largest fertility center network, with 14 company-managed partner centers and 28 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network practice.

Vein Clinics of America, an IntegraMed Specialty, is the leading provider of specialty vein care services in the U.S. The IntegraMed Vein Clinic network operates 45 centers across 14 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit: www.integramed.com for investor background, www.attainfertility.com for fertility, or www.veinclinics.com for vein care.

Media/Investor Contacts:
Norberto Aja, David Collins
Jaffoni & Collins
inmd@jcir.com
(212) 835-8500